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                                                                     EXHIBIT 2.6


                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of December 11, 1997 is entered into by and between Hones, Inc. d/b/a Bill Holt Ford Mercury, a North Carolina corporation ("Seller"), Bill Holt, an individual (the "Shareholder") and Boomershine Automotive Group, Inc., a Georgia Corporation ("BAG") and BAG North Carolina I, Inc. its wholly owned subsidiary (the "Buyer").

                                   WITNESSETH

         WHEREAS, Seller owns and operates a Ford Mercury automotive dealership known as Bill Holt Ford Mercury, Inc. (the "Business") located at 4910 Sylva Highway, Franklin, North Carolina 28734

         WHEREAS, Seller desires to sell, assign, transfer and convey and deliver to the Buyer, certain of the Seller's assets used in the Business of selling and servicing new and used Ford and Mercury motor vehicles as more specifically set forth herein;

         WHEREAS, Buyer is a wholly owned subsidiary of BAG;

         WHEREAS, Buyer desires to purchase from the Seller, certain of the assets owned by the Seller pursuant to the terms and conditions of this Agreement;

         WHEREAS, Shareholder has a Ford and Mercury Dealer Sales and Service Agreements with Ford Motor Company and Mercury Motor Company for the sale and service of new and used Ford and Mercury motor vehicles;

         WHEREAS, Buyer desires to acquire from the Shareholder all his right, title and interest in and to the Ford and Mercury Dealer Sales and Service Agreements for Franklin, North Carolina; and

         WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase and receive from Seller, and Seller desires to sell to Buyer, the Business and substantially all of the assets used in or arising out of the conduct of the Business at Bill Holt Ford Mercury.

         NOW, THEREFORE, in consideration of the mutual promises, covenants, terms, representations and warranties herein set forth, and other good, valuable and legal consideration, the receipt of which is hereby acknowledged and intending to be legally bound, the parties agree as follows:


                                   ARTICLE I

                               PURCHASE AND SALE

         SECTION 1. ASSETS PURCHASED. Subject to and upon the terms and conditions hereof, and in reliance upon the covenants, representations and warranties contained herein, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to
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purchase and acquire from Seller, all of Seller's right, title and interest in and to the following described assets (the "Assets"), at the Closing

                  SECTION 1.1 FIXED ASSETS. The personal property used in conducting the Seller's Business (the "Fixed Assets") which will not be consumed or converted into cash or its equivalent during the current accounting period which is listed on the audited Balance Sheet as of December 31, 1996, adjusted to include those Fixed Assets acquired by Seller and to exclude those Fixed Assets disposed by Seller, in the ordinary course of business subsequent to the audited Balance Sheet as of December 31, 1996, and which are listed on Schedule 1.1 which will be completed and initialled by the parties and attached hereto prior to Closing and adjusted to the date of Closing;

                  SECTION 1.2.SPECIAL TOOLS. In addition to the Fixed Assets, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and receive from Seller, all of Seller's right, title and interest in and to the Special Tool Inventory which is listed on Schedule 1.2 which will be initialled by the parties and attached hereto prior to Closing. Seller agrees to provide Buyer with available manufacturers' written summaries and explanations of the uses of such Special Tools;

                  SECTION 1.3.PARTS AND ACCESSORIES. All new, unused, undamaged and current Ford and Mercury Parts and Accessories (as hereinafter defined) in Seller's inventory as of the Closing Date (as hereinafter defined). "New, unused, undamaged and current Ford and Mercury Parts and Accessories" shall mean and include all new non-scrap parts and accessories marketed by Ford Motors and Mercury Motors and those new non-scrap parts and accessories marketed by other Ford and Mercury wholesale distributors of Ford and Mercury parts and accessories;

                  SECTION 1.4 NEW CARS AND TRUCKS. All new Ford and Mercury Passenger cars and trucks, including 1997 and 1998 demonstrators; and, subject to the provisions of Section 4.2.3, all used cars and trucks in Seller's inventory, at Closing;

                  SECTION 1.5 PROGRAM CARS. Those certain "Program Used Cars" of the Seller;

                  SECTION 1.6 GOODWILL. The expectation of continued public patronage of Seller's former business, including the right for Buyer to represent itself as carrying on the Business in succession to the Seller including the benefit of all pending contracts, purchase orders and customer contacts;

                  SECTION 1.7 RECORDS. Access to, and upon the Buyer's request, copies of all books, records, information and other written materials (including those comprised in or derived from data, disks, tapes, manuals, source codes, flow charts and instructions) directly related to the employee lists, fleet customer lists, customer lists, supplier lists, parts lists, price sheets, manuals, marketing materials, catalogs and any similar items used directly in the Business;

                  SECTION 1.8 LEASES. All right, title and interest of Seller under those leases listed on Schedule 1.9 which will be completed and initialed by the parties and attached hereto prior to Closing;


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                  SECTION 1.9  CONTRACTS. All right, title and interest of
         Seller under the contracts listed on Schedule 1.10 which will be completed and initialed by the parties and attached hereto prior to Closing;

                  SECTION 1.10 LICENSES. All licenses, permits, authorities and consents (except those which by law or by their terms are not transferable) necessary to carry on the Business;

                  SECTION 1.11 OFFICE SUPPLIES. All office supplies, letterhead, postage, and similar items related to the Business of Bill Holt Ford Mercury;

                  SECTION 1.12 NUTS AND BOLTS. All nuts, bolts, brackets, clips and similar supplies used in connection with the Business;

                  SECTION 1.13 OTHER ASSETS. All Seller's right, title end interest to its Customer List, the Ford and Mercury Dealer Sales and Service Agreements, all Ford and Mercury service literature, all Ford and Mercury sales literature, all Ford and Mercury Shop and Parts manuals and microfiche, all Ford Motors and Mercury Motors point of purchase materials and all Ford and Mercury signs and display material, and as set forth on Schedule 1.13;

                  SECTION 1.14 OTHER. On or before "Closing" or "Closing Date" the Seller shall deliver to the Buyer a Notarized Bill of Sale conveying to the Buyer all the above assets sold herein.


                                   ARTICLE II

                                 EXCLUDED ASSETS

         SECTION 2 EXCLUDED ASSETS. Seller and Buyer mutually acknowledge and agree that no assets shall be included in the Assets to be sold, transferred, conveyed, assigned and delivered to Buyer under the terms of this Agreement except the assets or rights of the Business which are specifically included in the Assets as enumerated in Section l hereof and that for the sake of clarification it is agreed that the Excluded Assets include, but are not limited to, those items set forth on Schedule 2.0.


                                  ARTICLE III

                              ASSUMED LIABILITIES

         SECTION 3 ASSUMED LIABILITIES. Except as set forth in this Article m or as listed on Schedule 3 attached hereto (the "Assumed Liabilities") and which such Schedule 3 (Assumed Liabilities) will be updated immediately prior to Closing, the Buyer is not assuming or undertaking to assume any liability or obligation of the Seller, including, but not limited to any indebtedness, account payable, product warranty, extended warranty obligation, assessment, tax, penalty, contract, salary, wage, compensation or benefit plan obligation, whether disclosed, unknown, contingent or fixed, arising out of the conduct or operation of the Business or otherwise, prior to the time of Closing, or as the result of the consummation of the transactions


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contemplated by this Agreement (the "Liabilities"). All such Liabilities shall be and remain the obligation to the Seller.

                  SECTION 3.1 FLOOR PLAN. Buyer shall either pay in full or assume Seller's floor plan liability secured by liens on vehicles referenced in Section 1.4. Buyer also agrees to accept delivery of all merchandise, including new vehicles, on order at Closing, in accordance with prior practices, and either pay or floor plan the same. The holdback applicable to the vehicles on which delivery is accepted by Buyer after the date of Closing, which has been credited to the account of the Seller by Ford Motor Credit Company or Mercury Motor Corporation, will be paid to the Buyer by Seller at Closing, or within ten (10) days after receipt of such holdback by Seller, which ever is later.


                                   ARTICLE IV

                            PURCHASE PRICE OF ASSETS

         SECTION 4 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Seller and the Shareholder's Covenant Not To Compete contained herein, and in delivery of the Assets and the Shareholder's Covenant Not To Compete, Buyer shall, in addition to the assumption of the Assumed Liabilities as provided in
Article III hereof, pay or deliver the following (collectively, the "Purchase Price"):

                  SECTION 4.1 EARNEST MONEY. Simultaneous with the signing of this Agreement, Buyer will deposit Twenty-Five Thousand Dollars ($25,000.00) (the "Earnest Money"), with Chicago Title, as escrow agent, to be applied toward the Purchase Price to be paid at Closing, in accordance with the Escrow Agreement Attached hereto as Exhibit 4.1.

                  SECTION 4.2 CASH. At Closing, Buyer shall deliver to Seller, for the purchase of the Assets, by cashier's check or other immediately available funds the following:

                           4.2.1 Seven Hundred Fifty Thousand Dollars
                  ($750,000.00) for all those assets described in Section 1 herein excepting for the new cars and trucks in Section 1.4 herein and excepting for the used cars, plus the following:

                           4.2.2 An amount for the new Ford and Mercury
                  passenger cars and trucks calculated as the cash sum equal to the factory invoice price to the Seller, less any factory holdback rebate and less any other factory rebates which the Seller may have received, or to which the Seller may have become entitled to receive, plus options added at dealer cost, plus any freight and handling charges. All 1997 and 1998 demonstrators shall be conveyed for a cash sum equal to an amount as computed above, less $.10 per mile over 2,500 miles on the odometer as depreciation for the demo service. The amount to be paid will be decreased by an amount to equal to Buyer's actually incurred internal cost of repair for any physically damaged vehicle at Closing. The Seller and Buyer shall agree on the dollar cost of each needed repair as of the Closing.


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                           4.2.3 An amount for the used vehicles in Seller's
                  inventory at Closing to be purchased by Buyer. Seller and Buyer will inspect each used car in the Seller's inventory. Buyer shall have the right, but not the obligation, to purchase any of the used cars or trucks in Seller's inventory at a negotiated price per vehicle. To the extent the used vehicle scheduled price for any unit is unacceptable to Buyer, Seller must retain ownership of the unit. In the absence of agreement by Buyer and Seller at Closing, the Seller agrees that it will not materially alter Seller's normal used vehicle stock by pre-Closing wholesale or other disposition outside the normal course of business. The parties agree to negotiate in good faith on the purchase of the Seller's used cars and trucks inventory.

                  SECTION 4.3 REFUND OF EARNEST MONEY. In the event Seller wrongfully refuses to Close, Ford Motor Company or Mercury Motor Company fails to approve Buyer as a Ford or Mercury dealer or in the event of an adverse ruling under the HSR Act, or upon Seller's or Shareholder's failure to satisfy the conditions precedent set forth in this Agreement, Buyer shall be entitled to a full return of the Earnest Money, plus any interest earned thereon which shall be paid to Buyer.

                  SECTION 4.4 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated among the Assets in the manner set forth on Schedule 4.4 which will be completed and initialed by the parties and attached hereto prior to Closing. All federal, state, and local tax returns filed after the Closing by either Buyer or Seller, including, but not limited to, IRS Form 8594, will contain valuations which are consistent with the valuations set forth on Schedule 4.4 .


                                   ARTICLE V

                        PURCHASE AND SALE OF REAL ESTATE

         SECTION 5. PURCHASE AND SALE OF REAL ESTATE. Seller and Shareholder shall cause the real property upon which the Bill Holt Ford Mercury automotive dealership is located (the "Subject Property") to be sold to the Buyer or its assign as a part of the business transaction herein. Seller and Shareholder shall cause the owner of such real property to execute a contract for the purchase and sale of the real property prior to the Closing herein. The purchase price for the real estate shall be Two Million Five Hundred Thousand Dollars ($2,500,000.00).


                                   ARTICLE VI

                                     TAXES

         SECTION 6. TAXES. Seller shall be responsible for and shall have paid prior to Closing any and all State of North Carolina sales and use taxes, excise taxes, federal luxury taxes, withholding taxes, and all other state and federal taxes related to its automobile business prior to Closing. This covenant and obligation shall survive Closing. Seller shall be responsible for all other state and federal taxes, penalties, and fines owed by the Seller. Seller and Shareholder agree to indemnify, defend and hold Buyer harmless from and against any and all losses, liabilities, obligations, claims, costs, and expenses (including attorney's fees) arising out of and resulting


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from the Seller's failure to pay such taxes, penalties or fined to the extent such failure effects Buyer's title or use of the Assets and subject property purchased herein.


                                  ARTICLE VII

                                    CLOSING;

         SECTION 7. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place within five (5) business days after the later of the last manufacturers' approval of the Buyer or its assigns as Dealer Sales and Service Representatives and after Buyer's or its assignee's obtainment of its financing for the business transaction contemplated herein and after consummation of the purchase, sale and transfer of title of the real property, but in no event later than January 31, 1998, at such time and place as is mutually agreed in writing by the parties. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". The Closing Date may be postponed to a later date by the mutual written agreement of the parties.

                                  ARTICLE VIII
                            TRANSACTIONS AT CLOSING

         SECTION 8. TRANSACTIONS AT CLOSING. The following transactions shall take place at Closing:

         SECTION 8.1 DELIVERIES BY SELLER AND SHAREHOLDER. At the Closing, the Seller and the Shareholder shall deliver the following to the Buyer:

                  8.1.1 A Warranty Bill of Sale in the form as attached hereto as Schedule 8.1.1 (copy to be attached prior to signing) and all other instruments of sale, transfer, assignment or conveyance as are necessary, in a form reasonably satisfactory to Buyer, to convey to Buyer all Seller's right, title and interest in and to the Assets, to the extent and as provided in Article I;

                  8.1.2 Any instruments and other documents specifically enumerated in and required by this Agreement;

                  8.1.3 Copies of resolutions of the Board of Directors of the Seller, duly certified by its Secretary, in form reasonably satisfactory to Buyer's counsel, authorizing the execution, delivery and performance of this Agreement, the Assumption Agreement and the Escrow Agreement and all action to be taken by Seller hereunder;

                  8.1.4 The Assignment and Assumption Agreement in the form as attached hereto as Exhibit 8.1.4 for the Assumed Liabilities set forth on Schedule 3 duly executed by Seller;

                  8.1.5 A Seller's Certificate in the form as attached hereto as
                  Exhibit 8.1.5 duly executed by Seller; and

                  8.1.6 The Records referred to in Section 1.7;


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                  8.1.7 Any other instruments or documents deemed reasonably necessary or desirable by the Buyer in order to consummate the transactions contemplated hereby;

                  8.1.8 Copies of the resolutions and approvals of Seller's Shareholder(s) of the sale herein.

         SECTION 8.2 DELIVERIES BY BUYER. At the Closing, the Buyer shall deliver the following to the Seller:

                  8.2.1 The Purchase Price;

                  8.2.2 Any instrument and other documents specifically enumerated in Section 10;

                  8.2.3 The Assignment and Assumption Agreement duly executed by Buyer;

                  8.2.4 Copies of resolutions of the Board of Directors of the Buyer, duly certified by its Secretary, in form reasonably satisfactory to Seller's counsel, authorizing the execution, delivery and performance of this Agreement, the Assumption Agreement and the Escrow Agreement and all action to be taken by Buyer hereunder;

                  8.2.5 A Buyer's Certificate in the form as attached hereto as
                  Exhibit 8.2.5 duly executed by Buyer; and

                  8.2.6 Copies of resolutions of the Board of Directors of Boomershine Automotive Group, Inc., duly certified by its Secretary, in form reasonably satisfactory to Seller's counsel, authorizing the execution, delivery and performance of this Agreement.

                  8.2.7 Any other instruments or documents deemed reasonably necessary or desirable by the Seller in order to consummate the transactions contemplated hereby, including any other instruments or documents deemed reasonably necessary or desirable by the Seller in order for Boomershine Automotive Group, Inc. to consummate this Agreement in accordance with the undertaking and tenor hereof.


                                   ARTICLE IX

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         SECTION 9 REPRESENTATIONS AND WARRANTIES OF THE SELLER. In order to induce the Buyer to enter into this Agreement, the Seller represents, warrants and covenants to the Buyer, effective as of the date of this Agreement and again at Closing, each of the following:

         SECTION 9.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of the Business requires it to be so qualified.


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         SECTION 9.2 POWER AND AUTHORITY. Seller is a corporation duly organized and validly existing in good standing under the laws of the State of North Carolina and has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated herein. The Shareholder has the power and authority to enter into and perform this Agreement and the transactions contemplated herein.

         SECTION 9.3 NO CONFLICTS. Seller's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of any law, judgment, governmental rule, regulation or order binding upon Seller or of Seller's Articles of Incorporation or Bylaws, or (ii) result in the breach of, or the imposition of any lien, charge, encumbrance or security interest on any of the Assets pursuant to, or constitute default under, any agreement or instrument to which Seller is a party or by which Seller is bound.

         SECTION 9.4 FINANCIAL STATEMENTS. The Seller has delivered to the Buyer copies of the following financial statements (collectively referred to herein as the "Financial Statements") of the Seller at Schedule 9.4:

                  9.4.1 Dealer Financial and Balance Sheet, as of October 31, 1997.

                  9.4.2 Dealer Income Statement, as of October 31, 1997.

                  9.4.3 Balance Sheets and Income Statements for the fiscal years ended December 31, 1995 and December 31, 1996.

                  9.4.4 Audited Financial Statements for the fiscal years ending on December 31, 1995 and December 31, 1996.

         To the best of Seller's information, knowledged and belief, the Financial Statements, including the notes thereto, are true and correct in all respects and have been compiled in accordance with Ford and Mercury Corporations' Standard Dealer Financial Statement practices and applied on a consistent basis throughout the periods indicated. Without limitation of the foregoing, the Balance Sheet described in 9.4.1 above presents fairly the financial position of the Seller as of the date indicated thereon, and the Income Statement described in 9.4.2 above represents fairly the results of operations of the Seller for the period indicated thereon.

         SECTION 9.5 TITLE AND RELATED MATTERS. Seller will convey at Closing good and marketable title to all of the Assets, and Seller transfers at Closing such Assets to Buyer free and clear of any and all liens, leases, licenses, mortgages, pledges, claims, security interests and other encumbrances other than those that Buyer has specifically agreed to assume.

         SECTION 9.6 CONTRACTS, AGREEMENTS AND ADVERSE RESTRICTIONS. All such contracts and agreements validly entered into by the Seller are in full force and effect and are binding upon the parties thereto and none of the parties is in breach of any of the provisions thereof. The Seller is not party to any contract, agreement or other commitment or instrument or subject to any charter or other corporate restriction, judgment, order, writ, injunction, decree or award which, singularly or in the aggregate, materially or adversely affects or is likely to materially or adversely affect the Business or other operations, properties, Assets or condition (financial or otherwise) of the Seller.


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         SECTION 9.7  LITIGATION AND OTHER PROCEEDINGS. The Seller is not a
party to any pending or threatened claim, action, suit, investigation or proceeding, nor is it subject to any order, judgment or decree, except for matters which, in the aggregate, would not have or cannot reasonably be expected to have, a material adverse effect on the financial condition, results of operation or Business of the Seller, and none that would relate to or affect the proposed transaction hereunder.

         SECTION 9.8 ENVIRONMENTAL PROTECTION. To the best of Seller's and Shareholder's information, knowledge and belief, the real property currently owned, leased or otherwise utilized by the Seller contains no spill, deposit, release or discharge of any Hazardous Substance, as that term is currently defined under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous state law. Neither the Seller nor the Shareholder has received any notification from any governmental authority or any other person, nor does the Seller or the Shareholder have any knowledge that any of the current or former properties, Assets or operations of the Seller or its former subsidiaries, if any, are in violation of any applicable Environmental Laws.

                  9.8.1 PHASE II AUDIT. The Seller will obtain at the Seller's sole expense and deliver to Buyer a Phase II Environmental Audit of the Seller's real property.

         SECTION 9.9 EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFIT PLANS. There have been no material defaults, breaches, omissions or other failings by the Seller or any fiduciary under any pension, bonus, profit sharing, retirement, stock option, medical expense, dental expense, hospitalization, life insurance or other death benefit, severance, and other benefit plans, agreements, arrangements or other programs providing enumeration of benefits for Seller's employees, including available vacation of Seller's employees.

         SECTION 9.10 BROKERS AND FINDERS. The Seller has not employed, directly or indirectly for the Seller's benefit, any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Seller in connection with this Agreement or the transactions contemplated hereby.

         SECTION 9.11 EQUIPMENT. To the best of Seller's information, knowledge and belief, the equipment listed under Fixed Assets is in good repair and operating conditions and has been regularly and properly maintained and fully serviced and is suitable for the purposes for which it is presently being used.

         SECTION 9.12 CONTINUATION OF BUSINESS. The Seller and Shareholder know of no reason why the Business will not continue on in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto, except to the extent that the Buyer causes the Business to change following the Closing. The Seller has no reason to believe that at any time in the foreseeable future the Business shall be materially or adversely affected by any event, including but not limited to the loss of customers of its Business, the reduction in the probability of any existing, pending, or anticipated contracts or projects of its Business, or otherwise, except to the extent that the Buyer causes the Business to change following the Closing. The Seller will use its best efforts to cause the employees, agents, and independent contractors who have performed services as a part of the Business in the past to continue to do so following the Closing, to the extent the Buyer so requests.


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         SECTION 9.13 COMPLIANCE WITH LAWS. The Seller has no knowledge of any governmental proceeding or investigation involving the Seller, or has any reason to believe that any such proceeding or investigation is pending or threatened or that there exists any basis for any such proceeding or investigation which materially adversely affects the Business or property of the Seller. The Seller has no knowledge of any facts which might reasonably be believed to be a basis for any other action, suit, proceeding, arbitration, claim, or counterclaim against the Seller which materially adversely affects the Business or property of the Seller. There are no known existing violations of federal, state or local laws, ordinances, rules, codes, regulations or orders by the Seller which materially affect the Business or property of the Seller or the possession, use, occupancy or operation of any of its facilities or Business.

         SECTION 9.14 NO CHANGES. The Seller has not, since October 31, 1997,
(a) operated the Business except in the ordinary course of business; (b) incurred any debts, liabilities or obligations except as in the ordinary course of business; (c) discharged or satisfied any liens or encumbrances, or paid any debts, liabilities or obligations, except in the ordinary course of business;
(d) mortgaged, pledged or subjected to lien or other encumbrance any of its Assets, tangible or intangible, except in the ordinary course of business; (e) sold or transferred any of its tangible Assets, or canceled any debts or claims, except, in each case, in the ordinary course of business; or (f) suffered any losses or waived any rights which might have a material adverse effect of the financial condition, Business, results of operations, properties, or Assets of the Seller.

         SECTION 9.15 REAL PROPERTY. Seller is the owner of the Real Property herein; and has all right, title, and interest in the same; and has taken or will take all appropriate steps to convey title to the same by Limited Warranty Deed to Buyer or its assignees.

         SECTION 9.16 SHAREHOLDER APPROVAL. All of the issued and outstanding capital stock of Seller is owned by Bill Holt ("Stockholder"); and the Stockholder has duly consented to the consummation of the transactions contemplated herein.

         SECTION 9.17 FULL DISCLOSURE. To the best of Seller's knowledge and belief, all statements, representations and warranties made by Seller and Shareholder to the Buyer in this Agreement are true and correct. No representation or warranty of the Seller or Shareholder in this Agreement, including without limitation, the information in the Schedules and Exhibits attached to this Agreement, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein, in light of the circumstances in which they are made, not misleading.


                                    ARTICLE X

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         SECTION 10 REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer represents and warrants to the Seller and the Shareholder effective as of the date of this Agreement and again at Closing, as follows:

         SECTION 10.1 ORGANIZATION AND STANDING OF BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.


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         SECTION 10.2 AUTHORIZATION. The Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         SECTION 10.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with, or result in a breach of any provision of or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under or result in the termination of or accelerate the performance required by or result in a right of termination or acceleration under or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is ar party or to which the Buyer may be subject.

         SECTION 10.4 BROKERS AND FINDERS. Buyer has not employed, directly or indirectly, any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE XI

                         BUYER'S CONDITIONS TO CLOSING

         SECTION 11 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to effect the transaction shall be subject, at its option, to the fulfillment prior to the Closing Date of each of the following conditions, each of which can be waived by the Buyer, but only in writing:

         SECTION 11.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations, warranties, covenants and agreement made by the Seller and the Shareholder in, or pursuant to, this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct.

         SECTION 11.2 COMPLIANCE WITH AGREEMENT. The Seller and the Shareholder shall have fully performed and strictly complied with all of their covenants, agreements, conditions and obligations under this Agreement to be performed or complied with by Seller and Shareholder on or prior to the Closing Date and the Seller and Shareholder shall have delivered to the Buyer a duly executed Agreement.

         SECTION 11.3 THIRD PARTY CONSENTS. This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties, including lenders and lessors, and including, but not limited to, approval of Buyer as a Franklin, North Carolina dealer under both the Ford and Mercury Corporation Dealer Sales and Service Agreement, required to consummate the transaction.

         SECTION 11.4 ABSENCE OF LITIGATION. No material action, suit or proceeding before any court or any governmental body or authority pertaining to this transaction, contemplated by this Agreement, or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         SECTION 11.5 SALE OF REAL PROPERTY. The transfer and conveyance by limited warranty deed of the Real Property.

         SECTION 11.6 LEASES. All material personal property leases have been assigned to the Buyer upon terms acceptable to Buyer.

         SECTION 11.7 ENVIRONMENTAL REPORT. Buyer shall have obtained, at Seller's sole cost and expense, a Phase II Environmental Audit, the results of which are reasonably satisfactory to Buyer.

         SECTION 11.8 PHYSICAL INVENTORY. Buyer shall have received, at Buyer's sole cost and expense, a physical inventory of all units, parts, accessories and the new and used car and truck inventory prepared by a designee of Buyer, the results of which are satisfactory to Buyer in Buyer's sole discretion. Such physical inventory shall have been completed in the presence of any agent of the Seller, and agent of the Buyer and a designee of the Buyer.

         SECTION 11.9 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents delivered to the Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

         SECTION 11.10 HART-SCOTT-RODINO ACT. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Act"), and regulations promulgated thereunder, shall have expired.

         SECTION 11.11 OTHERS.

         11.11.1 The receipt, before January 31, 1998, or before such time as the parties mutually agree in writing, of the approval of the Buyer (or its assignee) granting Buyer (or its assignee) of a customary Dealer Sales and Service Agreement Recognizing the Buyer (or its assignee) to be an authorized Dealer for the sale and service at the Buyer's premises at 4910 Sylva Highway, Franklin, North Carolina of the full line of all Ford and Mercury vehicles now or hereafter offered for sale by Seller; the Factory Approval of Ford and Mercury of Buyer's acquisition of the Ford and Mercury franchise at its location at 4910 Sylva Highway, Franklin, North Carolina, and Ford and Mercury approval and the Factory Approvals of Ford and Mercury of Ford and Mercury of Buyer as a Ford and Mercury franchise dealer without any contingencies including, but not limited to, any requirements for capital expenditures by the Buyer. Seller agrees to cooperate with the Buyer in connection with obtaining these approvals. If approval is not obtained by January 31, 1998 and no extensions in writing are obtained as set forth herein, upon written notice from Buyer to Seller on or before January 31, 1998 as otherwise set forth herein, the escrow money paid herein shall be returned to Buyer and this Agreement voided in its entirety.

         11.11.2 Receipt by Buyer of the Assets free and clear of all liens, claims, security interests, encumbrances, and restrictions of any kind or nature.

         11.11.3 Seller's delivery to Buyer at Closing of appropriate good standing certificates and corporate resolutions authorizing the transaction contemplated hereunder.

         11.11.4 Approval of the Possible Acquisition by the Boards of Directors of the Seller and the Buyer.

         11.11.5 Approval of this Agreement by Shareholders of the Seller.

         11.11.6 A satisfactory covenant not to compete between the Shareholder and the Buyer.

         11.11.7 Receipt, review and acceptance by Buyer's auditors of all audited financials of the Seller or the completion by the Buyer of certified audits of the Seller for fiscal 1995 and fiscal 1996.


                                  ARTICLE XII

                        SELLER'S CONDITIONS TO CLOSING

         SECTION 12 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to effect the transaction shall be subject, at its option, to the fulfillment prior to the Closing Date of the following additional conditions each of which can be waived by the Seller, but only in writing.

         SECTION 12.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Buyer in or pursuant to this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct.

         SECTION 12.2 COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it at, or prior to, the Closing and the Buyer shall have delivered to the Seller a duly executed Agreement.

         SECTION 12.3 DELIVERY OF PURCHASE PRICE. The Seller shall have received the Purchase Price in accordance with Article IV hereof.

         SECTION 12.4 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel.


                                  ARTICLE XIII

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         SECTION 13 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing.

                                  ARTICLE XIV

                            COVENANT NOT TO COMPETE

         SECTION 14.1 SHAREHOLDER'S AND SELLER'S COVENANT NOT TO COMPETE. Because of the sale of the Business involves the sale of the goodwill of the Seller, both the Shareholder and the Seller agree that they will not, either directly or indirectly, alone or with others, either as an employee, owner, partner, agent, stockholder, member, director, officer or otherwise, enter into or engage in the business of operating a car dealership, warranty repair business or other related business which may compete directly or indirectly with the Buyer (the "Competitive Business") within the area of Franklin, Macon County, North Carolina (the "Restricted Area"), for a term which shall be the greater of: (a) three (3) years from the Closing Date; (b) such other period of time as may be the maximum permissible period for enforceability of this covenant under applicable law (the "Restrictive Period"). Neither the Shareholder nor the Seller will individually, collectively or in conjunction with others, directly or indirectly, within the Restricted Period and Restricted Area, (i) (solicit any Competitive Business from any person or entity which was a customer of the Seller during the twelve (12) months prior to the date of Closing;), Buyer acknowledges that Seller may be approached by former customers or a former customer may respond to a general solicitation for business through print, radio or television advertisement, none of which shall be in violation of this paragraph; (ii) enter the employ of or render any services to, any person engaged in the Competitive Business; or (iii) directly or indirectly solicit any employee of the Buyer or encourage any such employee to leave such employment unless such employee has already terminated such employment with the Buyer or the Buyer or the Seller have mutually agreed in advance to the solicitation or employment. The Seller and the Shareholder also agree that in the event of a breach of these covenants, the Buyer may protect its property rights in the goodwill of the Business by injunction or otherwise.

         SECTION 14.2 BUYER'S COVENANT NOT TO SOLICIT SELLER'S EMPLOYEES. In the event there is no Closing pursuant to this Agreement, Buyer agrees for a period of twelve (12) months from the date of this Agreement, not to directly or indirectly solicit or hire any employee of the Seller or encourage any such employee to leave such employment unless such employee has already terminated such employment with the Seller or the Buyer and Seller have mutually agreed in advance to the solicitation or employment.

         SECTION 14.3 SELLER'S AND SHAREHOLDER'S NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Both the Seller and the Shareholder recognize and acknowledge that they have in the past, they currently have, and in the future may possibly have access to certain confidential information of the Business, including, but not limited to, lists of accounts, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Business (the "Confidential Information"). Except as regards the continuing business of Seller and/or any business in which the Shareholder has an interest which his not restricted or prohibited by the provisions of Section 14.l, the Seller and the Shareholder agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Buyer, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Seller or Shareholder. In the event of a breach or threatened breach by the Seller or Shareholder of the provisions of this Section 14.3, the Buyer shall be entitled to an injunction restraining the Seller or Shareholder from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         SECTION 14.4 BUYER'S NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Buyer recognizes and acknowledges that it has in the past, it currently has, and in the future may possibly have access to certain confidential information of the Seller and the Seller's Business, including, but not limited to, lists of accounts, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Business (the "Confidential Information"). The Buyer agrees that it will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to affiliated and authorized representatives of the Buyer, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Buyer. In the event of a breach or threatened breach by the Buyer of the provisions of this Section 14.4, the Seller shall be entitled to an injunction restraining the Buyer from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.


                                   ARTICLE XV

                                  TERMINATION

         SECTION 15.1 BY MUTUAL CONSENT. This Agreement may be terminated by the written consent of the parties.

         SECTION 15.2 BY THE BUYER. This Agreement may be terminated by written notice of termination given by the Buyer to the Seller if a material default should be made by the Seller or the Shareholder in observance of or in the due and timely performance by Seller or Shareholder of any of the agreements and covenants herein contained, or if there shall have been a material breach by the Seller or the Shareholder of any of the warranties and representations herein contained, or if the contentions of this Agreement to be complied with or performed by the Seller or the Shareholder at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such no compliance or nonperformance shall not have been waived by the Buyer.

         SECTION 15.3 BY THE SELLER AND THE SHAREHOLDER. This Agreement may be terminated by written notice of termination given by the Seller and/or the Shareholder to the Buyer if a material default should be made by the Buyer in the observance of or in the due and timely performance by the Buyer of any agreements and covenants of the Buyer herein contained, or if there shall have been a material breach by the Buyer of any of the warranties and representations of the Buyer, or if the conditions of this Agreement to be complied with or performed by the Buyer at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Buyer need not consult with, or obtain the consent of the Seller) and in the Buyer's sole discretion prosecute, litigate, settle and perform such other actions as the Buyer may deem necessary in order fully to protect the Buyer's interests, and the Seller will remain responsible for indemnification of the Buyer to the full extent provided in this Article XIV.

                                  ARTICLE XVI

                      ADDITIONAL AGREEMENTS AND COVENANTS

         SECTION 16.1 BULK SALES COMPLIANCE. Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sales law, and the parties acknowledge that such compliance shall not be a condition precedent to the Closing. Furthermore, Seller and Shareholder warrant and agree to pay and discharge when due, and indemnify and hold Buyer fully harmless from, all claims of creditors which could be asserted against Buyer by reason of such noncompliance with any applicable bulk sales law.

         SECTION 16.2 PRE-CLOSING COVENANTS.

               16.2.1 NOTICES AND CONSENTS. The Seller will give any notices to third parties and will use its best efforts to obtain any applicable third party consents.

               16.2.2 CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE CLOSING.
                  During the time period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, the Seller shall: (a) conduct its operations according to their ordinary and usual course of business reasonably consistent with past and current practices in light of the Seller's current financial position and use its best efforts to maintain and preserve its business organization properties substantially intact, employees and advantageous business relationships, and retain the services of its officers and key employees and the Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Seller will not hold any kind of liquidation or going out of business sale;
                  (b) not incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual or entity or make any loan or advance other than in the ordinary course of business; (c) not sell, transfer, mortgage, encumber or otherwise dispose of any of the Seller's properties or Assets, or cancel, release or assign any indebtedness of the Seller or any claims held by the Seller, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement; (d) not make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, except for transactions in the ordinary course of the Seller's business;
                  (e) except for transactions in the ordinary course of the Seller's business, not enter into or terminate any contracts, other than renewals of contracts and leases without adverse changes of terms; (f) not increase in any manner the compensation or fringe benefits of any of the Seller's employees or officers or pay any pension or retirement allowance not required by any existing plan or agreement, to any such employees or officers, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or officer or other person other than payments consistent past practices and current incentive compensation plans; (g) not agree to, or make any commitment to, take any of the actions prohibited by this Section 15.2.2; (h) not settle any claim, action or proceeding involving money damages, except in the ordinary course of business; (i) not make any changes in the Articles of

                  Incorporation or Bylaws of the Seller; (j) not change its past practices in the acquisition and sale of its used car inventory; or (k) not change its past practices in the acquisition and sale of its new car inventory, including but not limited to, its past practices in the acquisition and sale of conversion vans.

               16.2.3 FULL ACCESS. Strictly subject to the provisions of
                  Section 14.4, the Seller will permit representatives of the Buyer to have full access, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to the Seller's records and facilities.

               16.2.4 NOTICE OF DEVELOPMENTS. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties above of which the Seller has knowledge.

               16.2.5 STANDSTILL. From the date hereof and through the date of termination of this Agreement, the Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, or initiate submission of any proposal or offer from any person or entity (including any of their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation, acquisition or purchase of all or a material portion of the Seller's Assets, or any equity interest in the Seller, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

               16.2.6 TECHNICAL ASSISTANCE. Both Buyer and Seller each agree to use their best efforts to create a workable, smooth and orderly transition between Seller's and Buyer's operation of the Business and agree to cooperate in executing the transactions contemplated by this Agreement.

               16.2.7 RISK OF LOSS. Risk of loss or damage by fire or other casualty to the Assets before Closing is assumed by Seller. In the event of a material loss or damage to the Assets, Buyer shall have the option to terminate this Agreement, provided the Real Estate Agreement is also terminated.

               16.2.8 HSR NOTIFICATION. Between the date of this Agreement and the Closing Date, the Buyer shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission ("FTC") or the United States Department of Justice ("Justice Department") under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. The parties agree to furnish to one another such information concerning the Buyer, the Seller, the Shareholder and the Business as the parties need to perform their obligations hereunder. The Buyer agrees to pay all filing fees and costs due governmental agencies with regard to HSR notification and compliance.

         SECTION 16.4 WASTE DISPOSAL. Seller agrees, at its sole cost, to properly dispose of all pollutants, contaminants, or hazardous or toxic materials or wastes, if any, accumulated by Seller prior to Closing and located on any of the properties of the Business.

         SECTION 16.5 WE OWES. Seller agrees to reimburse Buyer for the cost of Seller's We Owes accumulated prior to Closing and performed by the Buyer after Closing. "We Owes" is a term of art in the automobile dealer industry and its meaning for purposes of this Agreement shall be the same as it is used in such industry.

         SECTION 16.6 RETURN RESERVE. Seller agrees to assign and transfer its parts and accessories return reserve to the Buyer and allow Buyer to participate in such return reserve accumulated prior to Closing.

         SECTION 16.7 BILLED WEEK. The parties will cooperate on or transfer of inbound units prior to Closing to properly reflect the billed week associated with either Buyer or Seller, as appropriate, using Ford and Mercury related dealer codes.

         SECTION 16.8 UTILITY AND TELEPHONE SERVICE. Seller agrees to sign over all utility and telephone services, including telephone number, to Buyer once Closing becomes imminent. Seller agrees to allow Buyer to assume all utility and telephone deposits except that all refundable deposits shall remain the property of the Seller. Seller agrees to use its best efforts to assure that there will be no breaks or discontinuances of any utility or telephone services upon Closing.

         SECTION 16.9 EMPLOYEE LIST. Seller agrees to provide, at least 30 days prior to Closing, a list of all employees of the Seller. Such list shall contain the employee's name, employment description, annual compensation or formula for computing such annual compensation, accrued vacation and tentative vacation plans.

         SECTION 16.10 WALK THROUGH. Prior to Closing, Seller agrees to allow an agent of the Buyer access to the Business premises and all facilities thereon for the purpose of observing the Fixed Assets and the Heavy Line Shop equipment and any other such assets and matters.

         SECTION 16.11 USED CAR INVENTORY. Seller agrees to continue its ordinary course of business and past practices in selling its used car inventory up to the Closing Date, and agrees not to sell a substantial inventory up to the Closing Date, and agrees not to sell a substantial portion of its best used cars in contemplation of Closing. The parties agree to negotiate in good faith on the purchase of the used car inventory.


                                 ARTICLE XVIII

                              GENERAL PROVISIONS

         SECTION 18.1 ENTIRE AGREEMENT. This Agreement contains and constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. There are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement. All exhibits and schedules attached to this Agreement are hereby incorporated into this Agreement and made a part of this Agreement by reference. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by the Seller, the Shareholder and the Buyer.

         SECTION 18.2 THIRD PARTY CONSENTS. The Seller and the Buyer mutually agree to operate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, governmental bodies as may be necessary to consummate the transactions contemplated by this Agreement.

         SECTION 18.3 FURTHER ACTIONS. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

         SECTION 18.4 PUBLICITY. The parties hereto agree that no public release or announcement concerning the terms of the transaction contemplated by this Agreement shall be issued by any party without the prior written consent of the other parties (which consent shall not unreasonably be withheld), except as such release or announcement may be required by law, in which cased the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

         SECTION 18.5 SALES AND TRANSFER TAXES. All sales and transfer taxes, if any, incurred in connection with the transfer of the Assets contemplated hereby shall be borne by the Buyer excepting for any such taxes owed prior to closing herein which shall be borne by the Seller.

         SECTION 18.6 AMENDMENT. This Agreement may not be amended, modified or terminated except by an instrument in writing signed by all the parties to this Agreement.

         SECTION 18.7 GOVERNING LAW. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Georgia.

         SECTION 18.8 CONSTRUCTION. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to be the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

         SECTION 18.9 SEVERABILITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision which still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

         SECTION 18.10 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, successors, and permitted assigns. Only with the prior written consent of the Seller, which consent will not be unreasonably denied, the Buyer may assign its rights under this Agreement to a related entity, and the Buyer and its assignee shall be fully obligated, responsible and liable for performance of the Buyer's obligations hereunder regardless of any such assignment. The Seller and the Shareholder may not assign any of their rights or delegate any of their obligations hereunder. Any assignment in violation hereof shall be void.

         SECTION 18.11 ATTORNEYS' FEES. In the event any party institutes litigation to enforce or protect its rights under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees, out-of-pocket costs and disbursements relating to such litigation.

         SECTION 18.12 NOTICES. All notices and other communications hereunder shall be in writing, dated with the current date of such notice and signed by the party giving such notice. Notices shall be deemed to be duly received (a) on the date given or delivered personally or by cable, telecopy or telex, or
(b) on the earlier of the date received or three business days after proven mailing, when mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

A.     If to Buyer:                 Boomershine Automotive Group, Inc.
                                    2150 Cobb Parkway
                                    Smyrna, Georgia 30080
                                    Attn: Charles K. Yancey

       With a Copy to:              Stephen C. Whicker, Esq.
                                    Suite 102, Building D
                                    61ll Peachtree Dunwoody Road
                                    Atlanta, Georgia 30328

B.     If to Seller:                William L. Holt, Jr.
                                    Holt Ford Mercury
                                    4910 Sylvia Highway
                                    Franklin, North Carolina 28734

       With a copy to:              James Timothy White, Esq.
                                    Riverwood, Suite 1700
                                    3350 Cumberland Circle
                                    Marietta, Georgia 30339


         SECTION 18.13 DEFINITION OF KNOWLEDGE. As used in this Agreement, "knowledge" is deemed to be limited to the knowledge of the Shareholder or the Seller or the key management employees of the Business.

         SECTION 18.14 EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties to this Agreement shall be responsible for his or its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby.

         SECTION 18.15 TIME IS OF THE ESSENCE. Time is of the essence with respect to this Agreement and the consummation of the transactions contemplated hereby.

         SECTION 18.16 WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waive shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


SELLER'S WITNESS:                   SELLER:

                                    WILLIAM L. HOLT, JR.

 /s/                                By: /s/ William L. Holt, Jr.
---------------------------            ----------------------------------------
                                       William L. Holt, Jr.

COMPANY'S WITNESSES:                COMPANY:

                                    HONES, INC. d/b/a BILL HOLT FORD MERCURY

 /s/                                By: /s/ William L. Holt, Jr.
----------------------------           ----------------------------------------
                                       William L. Holt, Jr.
                                       Its President
----------------------------


                                    ATTEST:

                                    By:
                                       ----------------------------------------
                                       Name:
                                            -----------------------------------
                                            Secretary/Treasurer

PURCHASER'S WITNESSES:              PURCHASER:


                                    BOOMERSHINE AUTOMOTIVE GROUP, INC.


 /s/                                By: /s/ Charles K. Yancey
------------------------               --------------------------------------
                                       Charles K. Yancey
                                       Its Secretary/Treasurer




Sworn to and subscribed before me
this  11   day of   December   , 1997.
    -----         ------------


/s/ Wendy ?? Davis
--------------------------------------
                           Notary Public, Cobb County, Georgia
My Commission Expires.     My Commission Expires September 11, 199??
                           -----------------------------------------


                                    ATTEST:


                                    By: /s/ Stephen C. Whicker
                                        -------------------------------------
                                        STEPHEN C. WHICKER
                                        Assistant Secretary

                                  AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         This AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is entered into as of January 31, 1998 by and among BOOMERSHINE AUTOMOTIVE GROUP, INC., a Georgia corporation ("BAG") and BAG NORTH CAROLINA I, INC., a Georgia corporation which is a wholly-owned subsidiary of BAG ("Buyer"), and HONES, INC., d/b/a BILL HOLT FORD MERCURY, a North Carolina corporation ("Seller") and WILLIAM L. HOLT, JR., an individual who resides in the State of North Carolina and who is the sole shareholder of the Seller (the "Shareholder"). BAG, Buyer, Seller and the Shareholder are referred to individually as a "Party" and collectively as the "Parties."

                                  WITNESSETH:

         WHEREAS, the Parties are parties to that certain Asset Purchase Agreement dated as of December 11, 1997 (the "Agreement"); and

         WHEREAS, the Parties desire to amend the Agreement, with such amendment to be effective as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereto hereby agree as follows:

1. EFFECTIVE DATE OF AMENDMENT. The Parties agree that this Amendment shall be effective as of January 31, 1998.

2.       CLOSING DATE.

         (a) The Parties agree to amend the Agreement by replacing Section 7 of the Agreement with the following:

                  "SECTION 7. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place on or before the "Closing Date Deadline," which deadline shall be the later of (a) within five (5) business days after receipt of the last automobile manufacturer's approval of the transactions contemplated by this Agreement and of the Buyer or its designee as Dealer Sales and Service representatives and after Buyer's or its assignee's obtainment of its financing for the transactions contemplated by this Agreement, or (b) April 30, 1998, at such time and place as is mutually agreed in writing by the parties. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." The Closing Date Deadline may be postponed to a later date by the mutual written agreement of the Parties."

         (b)      The Parties agree to amend the Agreement by replacing Section
11.11.1 of the Agreement with the following:

         "11.11.1 The receipt, before the Closing Date Deadline, or before such later date as the parties may mutually agree in writing, of the approval of Buyer (or its assignee) granting the Buyer (or its assignee) a customary Dealer Sales and Service Agreement recognizing the Buyer (or its assignee) to be an authorized Dealer for the sale and service at the premises located at 4910 Sylva Highway, Franklin, North Carolina of the full line of all Ford and Mercury vehicles now or hereafter offered for sale by Seller; the Factory Approval of Ford and Mercury of Buyer's acquisition of the Ford and Mercury franchise at its location at 4910 Sylva Highway, Franklin, North Carolina, and Ford and Mercury approval and the Factory Approvals of Ford and Mercury of Buyer as a Ford and Mercury franchise dealer without any contingencies including, but not limited to, any requirements for capital expenditures by the Buyer. Seller agrees to cooperate with Buyer in connection with obtaining these approvals."

3. PURCHASE PRICE OF ASSETS. The parties agree to amend the Agreement by adding the following new Section 4.2.4 to the Agreement:

                  "4.2.4 The amount to be paid by Buyer to Seller at Closing shall be reduced, on a dollar for dollar basis, by the amount of all liabilities of Seller which are assumed or paid by Buyer pursuant to
         Article III above."

4. EARNEST MONEY. The parties agree to amend the Agreement by deleting Sections 4.1 and 4.3 in their entirety. The parties agree that the Earnest Money deposited by Buyer shall be returned to Buyer.

5. TERMINATION FEE. The parties agree to amend the Agreement by adding the following new Section 15.4 to the Agreement:

                  "SECTION 15.4 TERMINATION FEE. Buyer has paid to the Shareholder the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Termination Fee"). If the Closing does not take place by April 30, 1998 or by such later date as the parties may have agreed to in writing (the "Drop Dead Date"), for reasons other than Seller's and/or the Shareholder's breach of this Agreement, then the Shareholders shall retain the Termination Fee as liquidated damages for loss of the transaction, and not as a penalty. If the Closing does not take place on or before the Drop Dead Date due to Seller's and/or the Shareholder's breach of this Agreement, then the Shareholder, within five (5) days of written demand from Buyer, shall immediately refund the Termination Fee to Buyer. If the Closing does take place, then the Termination Fee shall be applied towards the Purchase Price paid by Buyer to Seller, and the amount due from Buyer to Seller at Closing shall be reduced by the amount of the Termination Fee. The Termination Fee shall be the sole and exclusive remedy of the Shareholder and Seller for damages as a result of failure of the Closing to take place on or before the Drop Dead Date for reasons other than Seller's and/or the Shareholder's breach of this Agreement. Because the actual damages that the Shareholder and Seller would sustain if the Closing does not occur on or before the Drop Dead Date are uncertain and would be impossible or very difficult to ascertain accurately, the parties agree in good faith that the Termination Fee would be reasonable and just compensation for the harm caused by such non-occurrence. Therefore, the Shareholder and Seller acknowledge and agree to accept said Termination Fee, if due and paid hereunder, as liquidated damages, and not as a penalty, if the Closing does not occur on or before the Drop Dead Date for reasons other than Seller's and/or the Shareholder's breach of this Agreement."

6. ASSIGNMENT BY BOOMERSHINE. BAG wishes to assign all of its rights and obligations under the Agreement to Sunbelt Automotive Group, Inc. ("Sunbelt"), a Georgia corporation which is affiliated with BAG. BAG also hereby informs the Seller and Shareholder that, prior to Closing, BAG is expected to merge with and into Sunbelt. If this proposed merger is completed, BAG will cease to exist as a separate corporation. By their signatures below, as required by Section
18.10 of the Agreement, the Seller and the Shareholder hereby consent to (i) the express assignment to BAG of all of its rights and obligations under the Agreement to Sunbelt and Sunbelt's express assumption of such rights and obligations, (ii) the proposed merger of BAG into Sunbelt, as a result of which BAG will cease to exist as a separate corporation and will have no further rights or obligations under the Agreement, and Sunbelt, by operation of law, will assume all rights and obligations of BAG under the Agreement, and (iii) the future assignment by Sunbelt, whether done expressly or via merger, of all of Sunbelt's rights and obligations under the Merger Agreement to any person or entity which is an affiliate of Sunbelt. At or prior to the Closing, if any such mergers or assignments are completed, Sunbelt shall deliver to the Seller and the Shareholder copies of documents which confirm such actions. The Seller and Shareholder agree that all references to BAG in the Agreement shall be deemed to refer to Sunbelt.

7. USE OF DEFINED TERMS; ENTIRE AGREEMENT. All capitalized terms that are used but not expressly defined in this Amendment have the meanings ascribed to them in the Agreement, and the definitions of those terms in the Agreement are incorporated by reference in this Amendment. Each reference to the Agreement shall be deemed to refer to the Agreement as amended by this Amendment. This Amendment and the documents contemplated by it record the final, complete, and exclusive understanding between the Parties regarding the modification of the Agreement. Except as amended and modified by this Amendment, the Agreement remains in full force and effect in accordance with its respective terms. Execution of this Amendment by Buyer and BAG shall not be deemed to be a waiver of any breaches of the Agreement by Seller and/or the Shareholder, whether occurring prior to, on or after the effective date of this Amendment.

8. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule that would cause the laws of any other jurisdiction to apply.

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, effective as of the date and year first above written.

ATTEST:                                  "BAG:"
                                         BOOMERSHINE AUTOMOTIVE GROUP, INC.

BY   /s/ Ricky L. Brown                  BY:  /s/ C.K. Yancey
     --------------------------------       -----------------------------------
     Name:  Ricky L. Brown                  Name:  C.K. Yancey
            --------------------------             ----------------------------
     Title: Controller                      Title: Sec-Treas
            --------------------------             ----------------------------

     [CORPORATE SEAL]

ATTEST:                                  THE "BUYER:"
                                         BAG NORTH CAROLINA I, INC.


BY   /s/ Ricky L. Brown                  BY:  /s/ C.K. Yancey
     --------------------------------       -----------------------------------
     Name:  Ricky L. Brown                  Name:  C.K. Yancey
            --------------------------             ----------------------------
     Title: Controller                      Title: Sec-Treas
            --------------------------             ----------------------------

     [CORPORATE SEAL]

                                         THE "SELLER:"
ATTEST:                                  HONES, INC. D/B/A BILL HOLT FORD
                                         MERCURY

BY   /s/ Bill Holt                       BY:  /s/ Bill Holt
     --------------------------------       -----------------------------------
     Name:  Bill Holt                       Name:  Bill Holt
            --------------------------             ----------------------------
     Title: Sec-Treas.                      Title: Pres
            --------------------------             ----------------------------

     [CORPORATE SEAL]

WITNESS:                                 THE "SHAREHOLDER:"

BY   /s/ Susan A. Dockery                   /s/ William L. Holt, Jr.     [SEAL]
     --------------------------------       -----------------------------
     Name:  Susan A. Dockery                William L. Holt, Jr.
          ---------------------------

                             ASSIGNMENT INSTRUMENT


         THIS IS AN ASSIGNMENT INSTRUMENT (this "Instrument") made effective as of January 8, 1998, by and between BOOMERSHINE AUTOMOTIVE GROUP, INC., a Georgia corporation ("BAG") and SUNBELT AUTOMOTIVE GROUP, INC., a Georgia corporation ("Sunbelt"), with respect to that certain Asset Purchase Agreement dated December 11, 1997, as amended by an Amendment to Asset Purchase Agreement dated January 31, 1998, among BAG, BAG NORTH CAROLINA I, INC., Hones, Inc., d/b/a Bill Holt Ford Mercury and William L. Holt, Jr. (the "Acquisition Agreement"), by which the parties, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), hereby agree as follows:

         1. ASSIGNMENT. BAG hereby assigns all of its right, title and interest in and to and all of its obligations under the Acquisition Agreement to Sunbelt.

         2. ASSUMPTION. Sunbelt hereby accepts said assignment of the Acquisition Agreement and hereby agrees to perform and carry out the obligations of BAG under the Acquisition Agreement.

         3. EFFECTIVE DATE. This Instrument is effective at the close of business on January 8, 1998.

         4. MISCELLANEOUS PROVISIONS. All capitalized terms that are used but not expressly defined in this Instrument have the meanings ascribed to them in the Acquisition Agreement, and the definitions of those terms in the Acquisition Agreement are incorporated by reference in this Instrument. Each party to this Instrument hereby agrees to perform, at the expense of the requesting party, all such further acts and execute and deliver all such further agreements, instruments and other documents as the other shall reasonably request to evidence more effectively the actions taken pursuant to this Instrument. This Instrument and all of its provisions shall be binding upon the successors and assigns of the parties to this Instrument and shall inure to the benefit of the permitted successors and assigns of the parties to this Instrument. The failure of any party at any time or times to require performance of any provision of this Instrument shall in no manner affect the right to enforce the same; and no waiver by any party of any provision (or of a breach of any provision) of this Instrument, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or as a breach of any other provision) of this Instrument. This Instrument shall be governed by and construed and enforced according to the laws of the State of Georgia. Titles and captions of or in this Instrument are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Instrument or the intent of any of its provisions. This Instrument may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Instrument or its terms to produce or account for more than one of such copies.

         IN WITNESS WHEREOF, the parties have caused this Instrument to be duly executed, under seal, on March 1, 1998.


ATTEST:                             "BAG:"
                                    BOOMERSHINE AUTOMOTIVE
                                    GROUP, INC.




BY:   /s/ S. C. Whicker              BY:   /s/ C. K. Yancey
      --------------------------           -----------------------------------
      Name:  S. C. Whicker                 Name:  C. K. Yancey
             -------------------                  ----------------------------
      Title: Ass't Secretary               Title: Sec. Treas.
             -------------------                  ----------------------------




ATTEST:                             "Sunbelt:"
                                    SUNBELT AUTOMOTIVE
                                    GROUP, INC.




BY:   /s/ Ricky L. Brown            BY:    /s/ Stephen C. Whicker
      --------------------------           -----------------------------------
      Name:  Ricky L. Brown                Name:  Stephen C. Whicker
             -------------------                  ----------------------------
      Title: Treasurer                     Title: Secretary & General Counsel
             -------------------                  ----------------------------


      [CORPORATE SEAL]

March 27, 1998



Mr. William L. Holt, Jr.
Hones, Inc. d/b/a Bill Holt Ford Mercury

Re: Asset Purchase Agreement dated as of December 11, 1997, as amended by an Amendment dated January 31, 1997 (the "Asset Purchase Agreement")

Dear Bill:

     This letter will confirm our discussions regarding extension of the deadline for closing the transactions contemplated by the Asset Purchase Agreement. We have agreed to extend the Closing Date Deadline and the Drop Dead Date (terms which are defined in the Asset Purchase Agreement) to June 15, 1998.

     We agree that this letter constitutes the second amendment to the Asset Purchase Agreement.

     Please sign this letter in the space provided below to confirm that you understand and agree to the foregoing, and return it to me. The duplicate original of this letter is for your files.

                                   Sincerely,

                                   /s/ Charles K. Yancey

                                   Charles K. Yancey, on behalf of
                                   Sunbelt Automotive Group, Inc.,
                                   Boomershine Automotive Group, Inc. and
                                   BAG NORTH CAROLINA I, INC.

ACCEPTED AND AGREED TO THIS 13TH DAY OF APRIL, 1998

HONES, INC. D/B/A BILL HOLT FORD MERCURY

By /s/ William L. Holt, Jr.
   ------------------------------------
Name:  William L. Holt, Jr.

Title:
      ---------------------------------

--------------------------------------
WILLIAM L. HOLT, JR.